UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 27, 2005 the Board of Directors of Red Hat, Inc. (the “Company”) adopted a Senior Management Change in Control Severance Policy (the “Policy”), under which severance benefits will be provided to eligible executives of the Company in the event their employment terminates under certain conditions within one year following a Change of Control (as defined in the Policy). Under the Policy, if an executive who reports to the CEO (each, a “Covered Executive”) is terminated within one year after a Change of Control by the Company other than for Good Cause, or by the Covered Executive for Good Reason, the Covered Executive would become entitled to certain benefits. The term “Good Cause” is defined as conduct involving one or more of the following: the conviction of the Covered Executive of, or plea of nolo contendere by the Covered Executive to, a felony or misdemeanor involving moral turpitude; the indictment of the Covered Executive for a felony or misdemeanor involving moral turpitude under the federal securities laws; the willful misconduct or gross negligence by the Covered Executive resulting in material harm to the Company; fraud, embezzlement, theft or dishonesty by the Covered Executive against the Company or any subsidiary, or willful violation by the Covered Executive of a policy or procedure of the Company, resulting in any case in material harm to the Company; or the Covered Executive’s material breach of any term of any agreement with the Company, including, without limitation, any violation of confidentiality and/or non-competition agreements. “Good Reason” means reduction by the Company or its successor of more than 10% in the Covered Executive’s rate of annual base salary as in effect immediately prior to such Change in Control; a reduction by the Company or its successor of more than 10% of the Covered Executive’s individual annual target or bonus opportunity, except under circumstances where the Company or its successor implement changes to the bonus structure of similarly situated executives, including but not limited to changes to the bonus structure designed to integrate the Company’s personnel with other personnel of the surviving corporation; a significant and substantial reduction by the Company or its successor of the Covered Executive’s responsibilities and authority, as compared with the Covered Executive’s responsibilities and authority in effect immediately preceding the Change in Control; or any requirement of the Company that the Covered Executive be based anywhere more than fifty (50) miles from the Covered Executive’s primary office location at the time of the Change in Control.

The severance benefits that would be provided to Covered Executives who are eligible at the time of a Change of Control include: a lump-sum severance payment equal to two times the sum of (i) the Covered Executive’s current annual base salary and (ii) an amount equal to the average of the annual bonuses earned by the Covered Executive during the two previous fiscal years. In addition, the Covered Executive’s participation would be continued in the Company’s welfare benefits plans as in effect on the date of termination until the earlier of (1) twenty-four months following termination or (2) the date the Covered Executive becomes eligible for comparable benefits from another employer. The Covered Executive would also receive a pro rata incentive bonus under the Company’s annual bonus plan. If the payments to the Covered Executives would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code or additional tax under Section 409A of the Internal Revenue Code, the Company would reimburse the Covered Executive for the amount of such excise tax (and the income and excise taxes on such reimbursement), subject to certain limitations.

The foregoing summary of certain material provisions of the Policy does not purport to be a complete summary. For a complete description, see the Policy, which is an Exhibit hereto.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1	Senior Management Change in Control Severance Policy

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: June 29, 2005	By:	/s/ DeLisa K. Alexander
DeLisa K. Alexander,
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Senior Management Change in Control Severance Policy